Exhibit 99.1

        Adept Technology, Inc. Reports First Quarter Results;
           Results Reflect Continued Restructuring Recovery

    LIVERMORE, Calif.--(BUSINESS WIRE)--Oct. 27, 2004--Adept Technology, Inc. (OTCBB:ADTK) today announced results of its operations for its first quarter fiscal 2005 which ended October 2, 2004. Net revenues from continuing operations were $11.3 million, an increase of $646,000 or 6% over the comparable period in 2004. Gross margin for the first quarter 2005 was $5.5 million, an increase of $1.6 million or 43% from the same period of the prior year. During the quarter ended October 2, 2004, the company reported pre-tax income from continuing operations of $52,000 compared with a pre-tax loss from continuing operations of $1.4 million for the same quarter a year ago. In total, Adept reported net income of $40,000 for the three months ended October 2, 2004, versus a net loss of $1.3 million, or $0.08 per share, for the same period a year ago. The results compared with the same quarter in 2004 are highlighted in the table below:


                                                  Income
                                                  (loss)
                              Revenue              from        Net
   Time Period                  from     Gross   Continuing   Income
                             Continuing  Margin  Operations   (Loss)
                             Operations            Before
                                                   Income
                                                   Taxes
---------------------------- ----------- ------- ----------- --------
Current quarter: Q1-05          $11,293  $5,466       $52        $40
---------------------------- ----------- ------- ----------- --------
Prior year's quarter: Q1-04     $10,647  $3,829   $(1,394)   $(1,260)
---------------------------- ----------- ------- ----------- --------
Change from Q1-04 to Q1-05            6%     43%      104%       103%
---------------------------- ----------- ------- ----------- --------


    "Robotic revenues were higher year on year, but slightly lower than expected, reflecting the traditional European summer business cycle and a general softening in the domestic manufacturing marketplace," said Robert Bucher, CEO of Adept Technology, Inc. "Adept Cobra robot shipments remained strong. We expect new products, such as the standalone Adept i-Series robots and the simple-to-configure Adept Cobra PLC robots, introduced earlier this year, to increase new customer activity and market share as the year progresses. The quarter saw gross margin improvement as Adept software sales of both vision and motion control were made to major Integrator and OEM accounts."
    Bucher continued, "Revenue increased from both product upgrades and the purchase of remanufactured robots as customers took advantage of these Adept service programs. Adept also established a fast-track delivery program for its customers, a direct outcome of successful product outsourcing that should be completed by the end of the second fiscal quarter. The September quarter also saw the establishment of our Adept Germany factory, supplying standard products direct to local European customers. Focus on manufacturing quality standards and processes, and implementation of a worldwide QA network resulted in reduced warranty and service costs in the first quarter. Adept still remains cautious in our recovery, and is carefully controlling operating expenses, lowering our breakeven level of operations, and increasing product margin. The resulting productivity, efficiency, and financial strength will allow Adept to continue investment in product marketing and advanced technology engineering programs."

    Details of the Quarter

    Statement of Operations Highlights - Three months ended October 2,
2004

    -- Revenue from continuing operations for the first quarter of 2005 increased 6% over the comparable quarter in 2004. The quarter benefited from the sale of a vision software license for $1.1 million with associated cost of sales that were minimal. Revenues were also driven by our advanced line of Adept Cobra robots, in particular the Adept i-Series robots with the controller built into the robot arm, and growth in demand for upgrading existing installed equipment to the current technology.

    -- Gross margin from continuing operations was 48.4% in the first quarter of fiscal 2005 compared to 36.0% in the same quarter of fiscal 2004. The improvement in gross margin reflects the lower cost structure and improved competitive positioning of our advanced line of Adept Cobra robots and smart amp based products as well as the positive impact of the vision software license sale.

    -- Research & Development (R&D) expense from continuing operations in the first quarter of fiscal 2005 decreased 6% from the comparable quarter in 2004. This decrease is primarily the result of reduced headcount and decreased project spending resulting from the completion of previously implemented cost-cutting measures.

    -- Selling, General & Administrative (SG&A) expense from continuing operations in the first quarter of 2005 increased 17.9% from the same quarter in 2004. The increase is primarily due to increases in sales and marketing expenses for sales development activities, higher expenses for audit work and legal review relating to corporate governance developments as well as the company's public reporting requirements, and an increase in bad debt reserves.

    -- Restructuring expenses for the first quarter of fiscal 2005 reflect a reversal of $43,000 of previously accrued restructuring charges as we subleased an unused field sales office.

    -- Amortization of other intangibles from continuing operations for the first quarter of fiscal 2005 was $49,000 as compared with $178,000 for the same period of the prior year.

    -- During the third quarter of fiscal 2004, Adept adopted a formal plan and completed the disposition of its Solutions business. Accordingly, the Solutions business was accounted for as a discontinued operation and the results of its operations have been removed from continuing operations for the first quarter of fiscal 2004. The after tax gain from discontinued operations for that quarter was $147,000.

    Balance Sheet Highlights - October 2, 2004

    -- Adept's cash and short-term investment balance at October 2, 2004 was $5.2 million as compared to $5.0 million at June 30, 2004.

    -- Net accounts receivable at October 2, 2004 was $10.3 million, a decrease of $3.1 million or 23% from the balance at June 30, 2004. Trade accounts receivable days sales outstanding (DSO) for the first quarter of fiscal 2005 was 93 days compared to 90 days at June 30, 2004. DSO remains within the company's normal range.

    -- Inventories at October 2, 2004 were $7.5 million, an increase of 20% from $6.2 million at June 30, 2004. The inventory increase is the result of a program to improve customer order lead times by maintaining standard robot components in stock. Lead times are now generally down to between two and four weeks for our core product.

    Business Trends and Financial Outlook

    -- The company expects its cash and short-term investment balance to be between $3 and $5 million at January 2, 2005, the end of its second quarter of fiscal 2005.

    -- Our European factory, focus on additional software OEM sales, and product cost reduction from subassembly outsourcing are anticipated to continue to improve margins as revenue improves. In addition, the company is pursuing a strategy to increase the mix of software sales, but expects that there will be significant variability in the percentage mix of software sales from quarter to quarter for the foreseeable future. The company expects revenue from continuing operations for the second quarter of 2005 to be between $11.0 million and $12.5 million. At that revenue level, gross margin is expected to be in the mid-40% range. Operating expenses (R&D and SG&A) from continuing operations for the second quarter are expected to be approximately $5 million.

    Analyst Conference Call and Simultaneous Webcast

    Robert Bucher, Chairman and Chief Executive Officer and Robert Strickland, Vice President and Chief Financial Officer will host an investor conference call today, October 27, 2004 at 5:00p.m. Eastern Time to review the company's financials and operations for the first quarter of fiscal 2005. The call will include statements regarding the company's anticipated financial performance in the second quarter of fiscal 2005. These statements will be forward-looking, and actual results may differ materially. The company intends to continue its practice of not updating forward-looking statements until its next quarter end results announcement. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.streetevents.com or may be accessed through the investor relations section of our website at www.adept.com. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com, www.streetevents.com and www.fulldisclosure.com. A telephonic playback of the conference call will also be available for five business days from Wednesday, October 27, 2004 to Wednesday, November 3, 2004. Listeners should call 719-457-0820 or 888-203-1112 and use CODE No. "802023."

    About Adept Technology, Inc.

    Adept Technology designs, manufactures and markets factory automation components for the telecommunications, consumer electronics, semiconductor, automotive, lab automation and pharmaceutical industries throughout the world. Adept's robots, controllers, and software products are used for small parts assembly, material handling and precision process applications. Our intelligent automation product lines include industrial robots, configurable linear modules, flexible feeders, semiconductor process components, OEM motion controllers for robot mechanisms and other flexible automation equipment, machine vision systems and software, and application software. Founded in 1983, Adept is America's largest manufacturer of industrial robots. More information is available at www.adept.com

    Forward-Looking Statement

    This press release contains certain forward-looking statements including statements regarding cash balances, expenses including restructuring charges, margins, revenue and future operating results that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, its customers' ability to pay invoices in a timely manner; the risk that some of its customers may become insolvent; future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; the financial and operating risks and regulatory requirements associated with the company's international operations; the company's limited cash resources, continuing operating losses and negative cash flow which could impair the company's operations and revenue generating activities; the risk associated with the effectiveness of the company's restructuring activities; risks associated with our management reorganization; the cyclicality of capital spending of the company's customers, including in the semiconductor industry and lack of long-term customer contracts; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the intelligent automation industry; the lengthy sales cycles for the company's products; the company's significant fixed costs which are not easily reduced; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with the seasonality of the company's products; the risks associated with acquisitions, including integration risks associated with our previous acquisitions; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; decreased acceptance of the company's new or current products in the marketplace; the company's ability to sell its products through systems integrators and original equipment manufacturers who may also promote competing products; or risks associated with variations in our gross margins based on factors which are not always in our control.

    For a discussion of additional risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2004, including the discussion in Management's
Discussion and Analysis of Financial Condition and Results of
Operations contained therein.



                        ADEPT TECHNOLOGY, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
                 (in thousands, except per share data)



                                                Three months ended
                                             -------------------------
                                             October 2,  September 27,
                                                2004          2003
                                             ----------- -------------
                                             (unaudited)  (unaudited)

Net revenues                                    $11,293       $10,647
Cost of revenues                                  5,827         6,818
                                             ----------- -------------
Gross margin                                      5,466         3,829
Operating expenses:
 Research, development and engineering            1,661         1,766
 Selling, general and administrative              3,710         3,147
 Restructuring expenses                             (43)            -
 Amortization of other intangibles                   49           178
                                             ----------- -------------
Total operating expenses                          5,377         5,091
                                             ----------- -------------

Operating income (loss)                              89        (1,262)

Interest income (expense), net                      (37)         (132)
                                             ----------- -------------
Income (loss) from continuing operations
 before income taxes                                 52        (1,394)
Provision for income taxes                           12            13
                                             ----------- -------------
Income (loss) from continuing operations             40        (1,407)
Gain from discontinued operations, net of
 tax                                                  -           147
                                             ----------- -------------
Net income (loss)                                   $40       $(1,260)
                                             =========== =============

Basic income (loss) per share from:
  continuing operations                           $0.00        $(0.09)
                                             =========== =============
  discontinued operations                         $0.00         $0.01
                                             =========== =============
 Basic net income  (loss) per share               $0.00        $(0.08)
                                             =========== =============

Diluted income (loss) per share from:
  continuing operations                           $0.00        $(0.09)
                                             =========== =============
  discontinued operations                         $0.00         $0.01
                                             =========== =============
 Diluted net income (loss) per share              $0.00        $(0.08)
                                             =========== =============

Basic number of shares used in
 computing per share amounts from:
  continuing operations                          29,903        15,304
                                             =========== =============
  discontinued operations                        29,903        15,304
                                             =========== =============

Diluted number of shares used in
 computing per share amounts from:
  continuing operations                          30,355        15,395
                                             =========== =============
  discontinued operations                        30,355        15,395
                                             =========== =============

Note: Amounts for prior periods have been reclassified to conform to present year's presentation


                        ADEPT TECHNOLOGY, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                October 2,   June 30,
                                                   2004      2004(a)
                                                ----------- ----------
                                               (unaudited)
ASSETS

Current assets:
 Cash, cash equivalents and short term
  investments                                       $5,223     $4,957
 Accounts receivable, less allowance for
  doubtful accounts of $1,538 at
  October 2, 2004 and $1,269 at June 30, 2004       10,325     13,385
 Inventories                                         7,491      6,233
 Prepaid expenses and other current assets           1,051        656
                                                ----------- ----------
    Total current assets                            24,090     25,231

Property and equipment at cost                       9,562      9,372
Less accumulated depreciation and amortization       8,171      7,924
                                                ----------- ----------
Net property and equipment                           1,391      1,448

Goodwill                                             3,176      3,176
Other intangibles, net                                 374        423
Other assets                                         1,294      1,293
                                                ----------- ----------
    Total assets                                   $30,325    $31,571
                                                =========== ==========


LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
 STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
 Accounts payable                                   $4,643     $5,689
 Accrued warranty reserve                            1,966      2,111
 Other accrued liabilities                           3,456      3,720
                                                ----------- ----------
    Total current liabilities                       10,065     11,521

Commitments and contingencies

Long term liabilities:
 Restructuring charges                                   -          -
 Subordinated convertible note                       3,000      3,000
 Other long term liabilities                         1,446      1,422

Redeemable convertible preferred stock                   -          -

Total shareholders' equity (deficit)                15,814     15,628
                                                ----------- ----------
    Total liabilities and shareholders' equity
     (deficit)                                     $30,325    $31,571
                                                =========== ==========

(a) Based on audited information included on Form 10-K for fiscal year ended June 30, 2004.


    CONTACT: Adept Technology, Inc.
             Robert Strickland, 925-245-3406
             investor.relations@adept.com